UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
____________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 15, 2022
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Allogene Therapeutics, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	001-38693	82-3562771
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

210 East Grand Avenue, South San Francisco, California 94080
(Address of principal executive offices including zip code)
Registrant’s telephone number, including area code: (650) 457-2700
(Former name or former address, if changed since last report.)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	ALLO	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01    Other Events.

On September 15, 2022, Les Laboratoires Servier SAS and Institut de Recherches Internationales Servier SAS (collectively, “Servier”) sent a notice of discontinuation (the “Discontinuation”) of its involvement in the development of all licensed products directed against CD19, including UCART19, ALLO-501 and ALLO-501A (collectively, “CD19 Products”), pursuant to the Exclusive License and Collaboration Agreement, between Allogene Therapeutics, Inc. (“we”, “our” and “us”) and Servier (the “Servier Agreement”).

Servier’s Discontinuation provides us with the right to elect a license to the CD19 Products outside of the United States (the “Ex-US Option”) and does not otherwise affect our current exclusive license for the development and commercialization of CD19 Products in the United States. Upon any exercise of the Ex-US Option by us, our potential milestone payments with respect to ALLO-501A would increase for any first dosing in Phase 2, first dosing in Phase 3 and regulatory approval by €46 million in the aggregate. In addition, upon any such exercise of the Ex-US Option, our ability to recover from Servier 40% of the development costs for CD19 Products would cease.

The below risk factor supplements the risk factors described in Item 1A of our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2022 (the “Form 10-Q”). The following risk factor should be read in conjunction with the risk factors described in the Form 10-Q.

Servier’s discontinuation of its involvement in the development of CD19 Products may have adverse consequences.

Despite there being no obligation under the terms of the Servier Agreement to do so, Servier has requested that we exercise the Ex-US Option within a limited timeframe. If we do not exercise the Ex-US Option within the timeframe requested by Servier, we will continue to rely on Servier’s compliance with its obligations under the Servier Agreement. Any failure of Servier to fulfill its obligations may be harmful to us, and while we would intend to vigorously pursue our rights and remedies to enforce our contractual rights, any legal outcome for such enforcement action is inherently uncertain, will add to our costs and divert management time.

Servier also licenses certain rights to the CD19 Products from Cellectis S.A. (“Cellectis”) and sublicenses those rights to us. Cellectis has challenged certain performance by Servier and has also challenged the ability of Servier to grant a world-wide sublicense. Servier’s Discontinuation and any subsequent actions may further strain the relationship between Servier and Cellectis, as well as between us and Cellectis. Any failure to resolve Cellectis challenges could have a significant adverse impact on our business, financial condition and prospects.

Cautionary Note on Forward-Looking Statements

This Form 8-K contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This Form 8-K may, in some cases, use terms such as "predicts," "believes," "potential," "proposed," "continue," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: Servier’s Discontinuation and any subsequent actions, any actions we take with respect to the Ex-US Option, and the relationship between Cellectis, Servier and us. Various factors may cause differences between our expectations and actual results as discussed in greater detail in our filings with the Securities and Exchange Commission, including without limitation in this Form 8-K and the Form 10-Q. Any forward-looking statements that are made in this Form 8-K speak only as of the date hereof. We assume no obligation to update the forward-looking statements whether as a result of new information, future events or otherwise, after the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLOGENE THERAPEUTICS, INC.

By:	/s/ David Chang, M.D., Ph.D.
David Chang, M.D., Ph.D.
President, Chief Executive Officer
Dated: September 21, 2022